DATED THIS 2 JANUARY 2024

BETWEEN

IDEANOMICS INC
(REGISTRATION NO.: NV20041629114)
(“Vendor”)

AND

TIZA GLOBAL SDN BHD
(REGISTRATION NO.: 200201026267 (593930-T))
(“Purchaser”)

SHARE SALE AGREEMENT

IN RESPECT OF
APPROXIMATELY 65.50% OF THE CURRENT ENTIRE ISSUED SHARE CAPITAL OF

TREE TECHNOLOGIES SDN BHD (REGISTRATION NO.: 201801032824 (1294851-M))

2

THIS AGREEMENT (“Agreement”) is made on 2 January 2024

BETWEEN

(1)IDEANOMICS INC (Registration No.: NV20041629114), a company incorporated in Nevada, United States having its address at 1441 Broadway, Suite 5116, New York, NY 10018, United States of America (“Vendor”);

AND

(2)TIZA GLOBAL SDN BHD (Registration No.: 200201026267 (593930-T)), a company incorporated in Malaysia having its registered address at 20-A5, Suite A, Jalan SS 6/3, Kelana Jaya, 47301 Petaling Jaya, Selangor, Malaysia and business address at Lot 7.02A, Level 7, Menara BRDB 285, Jalan Maarof, Bukit Bandaraya, Bangsar, 59000 Wilayah Persekutuan Kuala Lumpur (“Purchaser”).
(The Vendor and the Purchaser are collectively referred to as the “Parties” and where the context permits or requires, “Party” shall mean any one of them.)

RECITALS

A.TREE TECHNOLOGIES SDN BHD (Registration No.: 201801032824 (1294851-M)) (“Company”) is a company duly incorporated under the laws of Malaysia. As at the date of this Agreement, the Company has an issued share capital of RM43,669,231.00 consisting of 43,669,231 ordinary shares (collectively, the “Shares” and each, a “Share”). The Company is principally engaged in (i) manufacturers, assemblers, importers, exporters, marketing, sales, service and maintenance of electric vehicles and accessories or parts required for the equipment and operations of the vehicles; and (ii) financing or assisting in obtaining financing the sale of electric vehicles by way of hire purchase (“Business”).

B.As at the date of this Agreement, the legal and registered owners of the Shares (“Existing Shareholders”) are as follows:

No.	Name and Identity Card No./Registration No.	No. of Shares	Approximate Percentage (%)
(a)	Ideanomics Inc (Registration No.: NV20041629114)	28,604,919	65.50
(a)	Tree Movement Malaysia Sdn Bhd (Registration No.: 201501034832 (1160152-X))	10,452,788	23.94
(a)	Gading Sari Holdings Sdn Bhd (Registration No.: 199001015138 (206808-H))	3,074,349	7.04
(a)	Dato’ Majid Manjit Bin Abdullah (NRIC No. 590806-01-5109)	1,537,175	3.52
Total		43,669,231	100.00

    Further details of the Company are set out in Schedule 1.
C.Subject to the fulfilment of the Conditions Precedent (as defined in Clause 3), the Vendor is desirous to sell and the Purchaser is desirous to purchase the Sale Shares (as defined in Clause 1.1) upon the terms and subject to the conditions of this Agreement.

IT IS AGREED as follows:

1.DEFINITIONS AND INTERPRETATION

1.1Definitions

In this Agreement (including the Recitals and Schedules), unless the context otherwise requires, the following expressions have the respective meanings assigned to them below:

“Accounting Bases”	(a):	means in relation to the Company, the methods developed by the Company for applying fundamental accounting concepts to financial transactions and items contained within the Audited Accounts;
“Accounting Practice”	:
means in relation to the Company, the practice of preparing accounts in compliance with all applicable laws and accounting conventions, principles and practices generally accepted in the place of incorporation of the Company as at the Accounts Date;

“Accounts Date”	:	means 31 December 2022;
“Audited Accounts”	:
means the audited balance sheet, audited profit and loss account and cash flow statement of the Company for the financial period ended on the Accounts Date, together with the notes and directors report and auditors report and all other documents or statements annexed thereto or incorporated therein, a copy of which is attached to Schedule 5 of this Agreement;

“Business”	:	has the meaning prescribed to it in Recital A;
“Business Day”	:	means a day (other than a public holiday, Saturday and Sunday) on which commercial banks in Selangor and Kuala Lumpur, Malaysia are open for the transaction of normal banking business;
“CGT”	:	has the meaning prescribed to it in Clause 24.1;
“Claim”	:	has the meaning prescribed to it in Paragraph 9.1.10 of Schedule 4;
“Companies Act”	:	means the Companies Act 2016 of Malaysia as amended from time to time and any re-enactment thereof;
“Commitments”	:
means all the payment obligations, compensation, expenses, claims, debt, rental and/or liabilities accrued and mutually agreed by the Parties as the Existing Shareholders’ and the Company’s payment obligations as appended in Schedule 8B of this Agreement;

“Company”	:	has the meaning prescribed to it in Recital A;
“Completion”	:	means the completion of the sale and purchase of the Sale Shares under this Agreement as set out in Clause 6;
“Completion Date”	:	means seven (7) Business Days from the Unconditional Date;
“Conditional Period”	:
means the period of seven (7) days commencing on the day immediately after the date of this Agreement with an automatic extension of additional seven (7) days immediately after the preceding seven (7) days or any further extended period as mutually agreed in writing;

“Conditions Precedent”	:
means the matters, acts or transactions set out in Schedule 2 (Conditions Precedent) which are required to be fulfilled or performed or waived, as the case may be, before this Agreement may be completed;

“Confidential Information”	:
means all information not in the public domain and which is used in or which otherwise relates to the Company’s business, its financial or other affairs, including, without limitation, information relating to:

(a)the marketing of educational programme products or services including, without limitation, financial information, targets, statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials;

(b)future projects, business development or planning, commercial relationships and negotiations; or

(c)all know-how which is owned by the Company and/or used or required to be used by the Company in or in connection with its business existing in any form (including, but not limited to that comprised in or derived from data, specifications, formulae, experience, drawings, manuals, component lists, instructions, designs and circuit diagrams, brochures, catalogues and other descriptions), existing in whatever form;

“Consideration”	:	has the meaning prescribed to it in Clause 4.1;
“Damages”	:	has the meaning prescribed to it in Clause 8.1.1;
“Due Diligence”	:
means the process of examination and verification of the financial, legal, business and other affairs of the Company by accountants, auditors, valuers and solicitors, or such other professionals appointed by the Purchaser for the purposes of this agreement;

“Earnest Deposit”	:	has the meaning prescribed to it in Clause 4.2.1(a);
“Existing Shareholders”	:	has the meaning prescribed to it in Recital B;
“Extended Conditional Period”	:	has the meaning prescribed to it in Clause 3.1.5;
“Funds Flow”	:
means the breakdown of payments in respect of the Consideration made by the Purchaser to the Vendor and the Company to be utilised for purposes of payment by the Company of the Commitments mutually agreed by the Parties, details of which are described in Schedule 8A of this Agreement;

“Governmental Authority”	:
means any legislative body, ministry or department or any judicial or civil authority (including any court) or any regulatory body or agency of any nature whatsoever at any level (whether international, national, federal, provincial, county, district, municipal or local) in any jurisdiction;

“Income Tax Act”	:	means the Income Tax Act 1967 of Malaysia as amended from time to time and any re-enactment thereof;
“Land”	:
means a piece of 99 years leasehold industrial land expiring on 9 October 2118 measuring 999,521 square metres held under title HSD 61190, PT 25082, Mukim Sungai Karang, Kawasan Perindustrian Gebeng, Daerah Kuantan, Negeri Pahang, of which the copy of the issue document of title for the land is attached to Schedule 7 of this Agreement;

“Management Accounts”	:
means the balance sheet, profit and loss account and cash flow statement of the Company for the financial period ended on the Management Accounts Date, together with the notes and all other documents or statements annexed thereto or incorporated therein, a copy of which is attached to the Schedule 6 of this Agreement;

“Management Accounts Date”	:	means 30 November 2023;
“Outstanding Creditors”	:	has the meaning prescribed to it in Clause 6.5.1;
“Original Land Title”	:	has the meaning prescribed to it in Paragraph 1 of Schedule 2;
“Purchaser’s Solicitors”	:	means HALIM HONG & QUEK of Office Suite 19-21-1, Level 21, Wisma UOA Centre, 19, Jalan Pinang, 50450 Kuala Lumpur;
“Purchaser’s Warranties”	:	means the representations and warranties on the part of the Purchaser under this Agreement set out in Clause 7.7;
“Registrar”	:	means the Registrar designated under subsection 20A(1) of the Companies Commission of Malaysia Act 2001 of Malaysia as amended from time to time and any re-enactment thereof;
“Representatives”	:	has the meaning prescribed to it in Clause 10.2.4;
“Retained CGT”	:	has the meaning prescribed to it in Clause 4.2.1(b);

“Sale Shares”	:	means 28,604,919 ordinary shares in the Company held by the Vendor, representing approximately 65.50% of the entire issued share capital of the Company and “Sale Share” means any one of them;
“Security Interest”	:
means any form of legal or equitable security interest or other encumbrance, including but not limited to any mortgage, assignment of receivables, debenture, lien, charge, pledge, title retention, right to acquire, hypothecation, option, pre-emptive or other similar right, right of first refusal, restriction, third-party right or interest, right of set off or counterclaim, equities trust or arrangement or any other type of preferential arrangement (including title transfers and retention arrangements or otherwise) or any other encumbrance whatsoever having similar effect, or an agreement, arrangement or obligation to create any of the foregoing;

“Shares”	:	means issued shares in the capital of the Company and “Share” means each or any of them;
“Survival Provisions”	:	means Clauses 10, 11, 12 and 23;
“Tax” or “Taxation”	:
means all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable that is withheld or assessed by any governmental taxation, revenue or like authority in any jurisdiction, and any penalty, fine, surcharge, interest, charges or costs relating thereto;

“Tax Agent”	:	has the meaning prescribed to it in Clause 24.2;

“Tax Authorities”	:
means any taxing, revenue or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Unconditional Date”	:	Means the date this Agreement becomes unconditional in accordance with Clause 3.2; and
“Vendor’s Warranties”	:	means the representations, warranties and undertakings on the part of the Vendor under this Agreement set out in Clause 7.1 and Schedule 4 (Vendor’s Warranties).

1.2    Interpretation

In this Agreement, unless the context requires otherwise:

1.2.1Any reference to:

(a)a person includes an individual, firm, partnership, joint venture, unincorporated association, corporation or other body corporate;

(b)a person includes the legal personal representatives, successors and permitted assigns of that person;

(c)any body which no longer exists or has been reconstituted, renamed, replaced or whose powers or functions have been removed or transferred to another body or agency is a reference to the body which most closely serves the purpose or objects of the first mentioned body;

(d)a statute includes rules, regulations and any other subordinate legislation under it and consolidations, amendments, re-enactments or replacements of any of them;

(e)this Agreement and any other document or instrument referred to in this Agreement includes this Agreement and any such other document or instrument as amended, supplemented, modified or novated from time to time;

(f)a “Recital”, “Clause”, “Schedule”, “Appendix” or “Annexure” is a reference to a recital and clause of, and schedule, appendix or annexure to, this Agreement, all of which form an integral part of this Agreement;

(g)a “Paragraph” is a reference to a paragraph of the Clause or Schedule in which such reference appears;

(h)“employee” is a reference to the persons who, as at the Completion Date, are employed by the Company for the purposes of the Business;

(i)writing includes all modes of representing or reproducing words in a legible, permanent and visible form;

(j)“RM” or “Ringgit Malaysia” is a reference to Malaysian Ringgit;

(k)the singular includes the plural and vice versa;

(l)a gender includes all genders; and

(m)a date or time of day is a reference to Malaysian date or time.

1.2.2Headings and sub-headings are inserted for ease of reference only and do not affect the interpretation of this Agreement.

1.2.3Anything or obligation to be done under this Agreement which requires or falls to be done on a stipulated day, shall be done on the next succeeding Business Day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day.

1.2.4Any information, fact or matter which is capable of influencing the decision of purchaser of shares or which is necessary for a purchaser to know to enable it to come to a considered judgment is to be regarded as material and unless otherwise provided, the materiality of any inaccuracy, discrepancy, commission or omission, alteration and liability in respect of any relevant subject matter will be construed accordingly.

1.2.5Any statement which refers to the knowledge or knowledge and belief of the Vendor or is expressed to be "so far as the Vendor is aware" or any similar expression shall be deemed to include an additional statement that it has been made after due and careful enquiry of directors, officer or employees of the Company and those third parties of whom the Vendor may reasonably be expected to make enquiries given the subject matter of the relevant provision and the knowledge, belief and awareness of the Vendor shall be deemed to include the knowledge of the directors, officer or employees of the Company.

1.2.6No rule of construction applies to the disadvantage of a Party because the Party is responsible for the preparation of this Agreement or any part of it.

2.SALE AND PURCHASE OF SALE SHARES

2.1Sale and Purchase of Sale Shares

The Vendor agrees to sell and the Purchaser agrees to purchase the Sale Shares, on a willing buyer willing seller basis, free from any Security Interest and with all rights, benefits and entitlements attaching to the Sale Shares (including all dividends and distributions, whether declared or undeclared, in respect thereof) and with full legal and beneficial title and accruing as at and from the Completion Date on the terms and subject to the conditions contained in this Agreement. The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

2.2Waiver of Rights

2.2.1The Vendor waives any right of pre-emption or other restriction on transfer in respect of the Sale Shares or any other similar rights over any of the Sale Shares in favour of any third party, under the Companies Act, the constitutional documents of the Company, shareholders’ agreement, if any or in any other way and shall before or at the Completion, procure the irrevocable waiver of any such right or restriction conferred on any other person who is not a party to this Agreement including the Existing Shareholders.

2.2.2The Vendor waives any existing entitlement to subscribe for equity in the Company under any warrants, options or otherwise and undertake to procure the irrevocable waiver of any such entitlement conferred on any other person who is not a party to this Agreement including the Existing Shareholders.

2.3Basis of Sale and Purchase

The Parties expressly declare, acknowledge and agree that the sale and purchase of the Sale Shares pursuant to this Agreement is on the basis that as at the Completion Date:

2.3.1the Company has ceased carrying out the Business;

2.3.2the Company is the sole registered and beneficial proprietor of the Land;

2.3.3the Sale Shares and the Land are free from any Security Interest; and

2.3.4the Vendor’s Warranties and the Purchaser’s Warranties are true, accurate and complete.

2.4Due Diligence

2.4.1The Purchaser shall within the Conditional Period, complete the Due Diligence at its own cost and expense whereby the Purchaser shall examine and verify the financial and legal affairs, accounts, share capital and structure, commitments, contracts, business and other affairs of the Company as may be reasonably required by the Purchaser.

2.4.2The Vendor shall extend all reasonable assistance to cooperate with and assist the Purchaser in carrying out the Due Diligence (including making available to the Purchaser any due diligence information relating to the Company or the shareholders of the Company as may be reasonably required by the Purchaser).

3.CONDITIONS PRECEDENT

3.1Conditions Precedent

3.1.1The Completion is subject to the Conditions Precedent set out in Schedule 2 (“Conditions Precedent”) being fulfilled or waived (as applicable) within the Conditional Period.

3.1.2The Parties shall each use their reasonable endeavours to procure the fulfilment of the Conditions Precedent as soon as possible and in any event, within the Conditional Period.

3.1.3The Parties shall notify each other promptly and in any event not later than three (3) Business Days, upon it becoming aware that any of the Conditions Precedent has been fulfilled and such notice shall be accompanied by documents evidencing the fulfilment of such Conditions Precedent.

3.1.4If any Party becomes aware of any matter, circumstances or thing that might prevent a Condition Precedent being satisfied, it shall immediately inform the other Party and the Parties shall use their best endeavour to assist each other to fulfil the Condition Precedent.

3.1.5If any Conditions Precedent has not been satisfied on or before the last day of the Conditional Period, the Purchaser may, by written notice to the Vendor:

(a)extend the Conditional Period for a further period of seven (7) days to fulfil the Conditions Precedent (“Extended Conditional Period”); or

(b)terminate this Agreement after the automatic seven (7) days extension (Extended Conditional Period) and the Purchaser’s Solicitors shall return the Original Land Title to the Vendor whereas the Vendor shall refund all the payment and all moneys paid towards account of the Consideration, if any, free of interest, to the Purchaser within seven (7) Business Days from the date of receipt of the written notification from the Purchaser of such termination and this Agreement will cease to be of any effect except for the Survival Provisions, which shall remain in force and save in respect of claims arising out of any antecedent breach of this Agreement.

3.1.6Subject to Clause 3.1.5, in the event any of the Conditions Precedent is not satisfied by the expiration of the Extended Conditional Period, either Party may terminate this Agreement and the Purchaser’s Solicitors shall return the Original Land Title to the Vendor whereas the Vendor shall refund all the payment and all moneys paid towards account of the Consideration including the Earnest Deposit, free of interest, to the Purchaser within seven (7) Business Days from the date of receipt of the written notification from the Purchaser of such termination. Thereafter, this Agreement shall be of no effect except for the Survival Provisions, which shall remain in force and save in respect of claims arising out of any antecedent breach of this Agreement.

3.2Agreement Becoming Unconditional

This Agreement will become unconditional upon the Vendor’s receipt of the written confirmation from the Purchaser’s Solicitors that all Conditions Precedent have been fulfilled and satisfied or waived (“Unconditional Date”). The Purchaser may waive any of the Conditions Precedent save and except for any Conditions Precedent that is for the Purchaser to fulfil. Any Condition Precedent agreed to be waived by the Purchaser will be deemed as a satisfaction or fulfilment of that Condition Precedent solely for the purpose to facilitate the Completion provided always that Vendor is required to satisfy the conditions after the Completion within such period of time as required by the Purchaser.

4.CONSIDERATION AND PAYMENT

4.1Consideration

The aggregate consideration for the purchase of the Sale Shares shall be in an aggregate sum of United States Dollar Four Million (USD4,000,000.00) or Ringgit Malaysia Eighteen Million and Four Hundred Thousand (RM18,400,000.00) only based on the agreed exchange rate of USD1.00 for RM4.60 (“Consideration”) payable in accordance with Clause 4.2.

4.2Manner of Payment of the Consideration

4.2.1The Consideration shall be payable by the Purchaser to the Vendor in accordance with the manner as follows:

(a)part payment denominated in Ringgit Malaysia, the sum of Ringgit Malaysia One Million Eight Hundred and Forty Thousand (RM1,840,000.00) only, which is equivalent to United States Dollar Four Hundred Thousand (USD400,000.00) only, based on the agreed exchange rate of USD1.00 for RM4.60, equivalent to ten per cent (10%) of the Consideration towards part payment of the Consideration (“Earnest Deposit”) which shall be paid by the Purchaser to the Vendor directly or account nominated by the Vendor in writing to receive the payment within five (5) Business Days from the date of this Agreement;

(b)part payment denominated in Ringgit Malaysia, the sum of Ringgit Malaysia Three Hundred and Sixty Eight Thousand (RM368,000.00) only, which is equivalent to United States Dollar Eighty Thousand (USD80,000.00) only, based on the agreed exchange rate of USD1.00 for RM4.60, equivalent to two per cent (2%) of the Consideration towards part payment of the Consideration pursuant to Section 65E(3) of the Income Tax Act (“Retained CGT”) which shall be paid by the Purchaser to the Tax Agent or the Purchaser’s Solicitors directly for the purposes stipulated in Clause 24 within five (5) Business Days from the Unconditional Date;

(c)part payment denominated in Ringgit Malaysia, the sum of Ringgit Malaysia One Million Four Hundred and Seventy Two Thousand (RM1,472,000.00) only, which is equivalent to United States Dollar Three Hundred and Twenty Thousand (USD320,000.00) only, based on the agreed exchange rate of USD1.00 for RM4.60, equivalent to eight per cent (8%) of the Consideration towards part payment of the Consideration which shall be paid by the Purchaser to the Vendor directly or account nominated by the Vendor in writing to receive the payment within five (5) Business Days from the Unconditional Date; and

(d)part payment denominated in Ringgit Malaysia, the sum of Ringgit Malaysia Fourteen Million Seven Hundred and Twenty Thousand (RM14,720,000.00) only, which is equivalent to United States Dollar Three Million and Two Hundred Thousand (USD3,200,000.00) only, based on the agreed exchange rate of USD1.00 for RM4.60, equivalent to eighty per cent (80%) of the Consideration being the final balance consideration towards part payment of the Consideration which shall be paid by the Purchaser to the Vendor directly or account nominated by the Vendor in writing to receive the payment within five (5) Business Days from the Completion Date.

4.2.2For the avoidance of doubts, the Parties agree that the payment of the Consideration shall be in Ringgit Malaysia and any request for remittance in United States Dollar equivalent shall be based on the prevailing exchange rate at the time of remittance. All costs of remittance in United States Dollar shall be solely borne by the recipient.

4.3Funds Flow and Commitments

The Vendor and the Existing Shareholders agree and undertake the following:

4.3.1that part of the Earnest Deposit shall prioritise and be utilised for the purpose of payment by the Company to the authorities of the Land’s outstanding quit rent for the re-issuance of the Land’s individual title; and

4.3.2thereafter, part of the balance Consideration shall prioritise and be utilised by the Company for payment of all the Commitments in accordance with the arrangements stipulated in the Funds Flow and the Commitments, provided that the Consideration is received by the Vendor and the Company.

5.PENDING COMPLETION

5.1During the period commencing on the date of this Agreement up to and including the Completion Date:

5.1.1the Vendor shall consult the Purchaser in advance on all material decisions taken in relation to the Company;

5.1.2the Vendor agrees and undertakes with the Purchaser, that save with the prior written consent of the Purchaser of which the consent will not be unreasonably withheld, the Vendor will cause and procure the Company to comply with the provisions in Schedule 3 (Position Pending Completion), where applicable; and

5.1.3the Vendor agrees and undertakes with the Purchaser that the Vendor shall keep the Purchaser reasonably informed of all significant and material matters relating to the Company, its liabilities, assets and prospects.

5.2If the Vendor breaches any provision of Clause 5 or Schedule 3 (Position Pending Completion), the provisions of Clause 9.1 shall be applicable, as the case may be.

6.COMPLETION

6.1Date and Place

    Subject to the fulfilment of the Vendor’s Obligations and the Purchaser’s Obligations in Clause 6.2 and Clause 6.3 respectively, the Completion of this Agreement shall take place on the Completion Date.

6.2Vendor’s Obligations

No later than the Completion Date, the Vendor shall deliver or cause to be delivered to the Purchaser or the Purchaser’s Solicitors the following:
6.2.1the original share certificates of the Sale Shares;

6.2.2undated form of transfer of securities in respect of the Sale Shares duly executed by the Vendor in favour of the Purchaser;

6.2.3undated resignation letters of all the directors of the Company (other than those directors that the Purchaser notifies the Vendor or the Company that the Purchaser wishes to retain, if any), and company secretary and auditor of the Company (unless otherwise required by the Purchaser) from their respective offices with the Company with immediate effect from the Completion Date (save and except for the company secretary and auditor of the Company where the effective date will be determined separately by the Purchaser), together with a written acknowledgement from each of them that they have no claim against the Company in respect of any breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds whatsoever; and

6.2.4such other documents as may be required to give the Purchaser good title to the Sale Shares and to enable the Purchaser to become the registered owner of the Sale Shares

6.3Purchaser’s Obligations

No later than the Completion Date, the Purchaser shall deliver or cause to be delivered to the Vendor or his solicitors the undated but signed forms in respect of the declaration by a person before appointment as director pursuant to Section 201 of the Companies Act by the nominee directors of the Purchaser in connection with the appointments of the nominee directors of the Purchaser as the new directors of the Company with effect from the Completion Date.

6.4Post Completion

The Vendor hereby agrees that on the Completion Date and upon completion of full payment of the total Consideration by the Purchaser, the Purchaser shall be the legal and beneficial owner of all the Sale Shares and shall have the full rights and benefits to the Sale Shares. In the event the Sale Shares are pending registration of the Purchaser as the holders of the Sale Shares on or after the Completion Date, the Vendor shall hold the Sale Shares, on trust for the Purchaser until the Sale Shares are registered in the name of the Purchaser, and the Vendor shall not do or omit to do anything which will affect the Purchaser as the beneficial owner of the Sale Shares, and the Vendor shall exercise all voting and other rights in relation to the Sale Shares in accordance with the instructions of the Purchaser.

6.5Covenants Post Completion

The Vendor hereby undertakes to deliver the following:

6.5.1documents evidencing the payment advices or receipts of all the outstanding liabilities to the creditors of the Company, including the payment in respect of the outstanding lease, tenancy, retrenchment settlement relating to employment matters and quit rent of the Land for the complete year 2023 of RM769,632.00 (“Outstanding Creditors”), and written confirmation or undertaking that all payments payable to the Outstanding Creditors have been fully settled to the Purchaser within ten (10) Business Days from the date that the Consideration is received by the Vendor or such extended period as may be agreed upon between the Parties in writing and the Purchaser being satisfied at its discretion with the contents of such documents.

6.5.2copies of the receipt to evidence payment of the Retained CGT and all relevant return forms which have been submitted by the Vendor and the Tax Agent to the Director General of Inland Revenue pursuant to Section 65E(3) and Section 77A(1B) of the Income Tax Act within ten (10) Business Days from the date that the Consideration is received by the Vendor or such extended period as may be agreed upon between the Parties in writing.

7.WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS

7.1Vendor’s Warranties

7.1.1The Vendor represents, warrants and undertakes to the Purchaser (with the intent that the provisions of this Clause 7.1 shall continue to have full force and effect on the Completion Date) in the terms set out in Schedule 4 (Vendor’s Warranties) and that each of the statements set out in Schedule 4 (Vendor’s Warranties) is now true, complete and accurate in all respects and not misleading in any respect as of the date of this Agreement.

7.1.2The Vendor undertakes that it has taken all reasonable steps to ensure the truthfulness, completion and accuracy of information provided and disclosed to the Purchaser in the form of the Vendor’s Warranties.

7.2Reliance by the Purchaser

Each Party acknowledges that the other Party is entering into this Agreement in reliance on the Vendor’s Warranties and the Purchaser’s Warranties (as the case may be) and other undertakings made by the other Parties contained in this Agreement. No information of which the Purchaser has knowledge (actual, constructive or imputed) shall prejudice any claim being made by the Purchaser under any of the Vendor’s Warranties nor shall it affect the amount recoverable under any such claim. Neither the rights and remedies of the Purchaser nor the Vendor’s liability in respect of the Vendor’s Warranties shall be affected by any investigation made by or on behalf of the Purchaser into the Company. It shall not be a defence to any claim against the Vendor that the Purchaser knew or ought to have known or had constructive knowledge of any information relating to the circumstances giving rise to such claim.

7.3Vendor’s Warranties to be Separate and Independent

The Vendor’s Warranties shall be separate and independent and save as expressly otherwise provided, shall not be limited by reference to any other paragraphs of Schedule 4 (Vendor’s Warranties) or by anything in this Agreement.

7.4Notification

7.4.1If after the signing of this Agreement:

(a)either Party shall become aware that any of its representations, warranties or undertakings, as the case may be, was untrue, inaccurate or misleading as of the signing of this Agreement; or

(b)any event shall occur or matter shall arise of which either Party becomes aware which results or is likely to result in any of the Vendor’s Warranties or the Purchaser’s Warranties being untrue, inaccurate or misleading at the Completion, had the Vendor’s Warranties or the Purchaser’s Warranties, as the case may be, been repeated on the Completion Date, such Party shall notify the other Party as soon as practicable and in any event prior to the Completion Date, setting out such details as are available and such Party shall make any investigation concerning the event or matter and take such action, at its own cost, as the other Party may reasonably require.

7.4.2Each Party undertakes after the Completion Date to notify the other Party in writing as soon as practicable of any event, matter or circumstance which comes to its knowledge which is, or may constitute, a breach of, or which is, or may be, inconsistent with any of the Vendor’s Warranties, or the Purchaser’s Warranties, as the case may be.

7.5Updating to the Completion

Each of the Parties represents, warrants and undertakes with the other Party that its respective representations, warranties and undertakings (Vendor’s Warranties or Purchaser’s Warranties, as the case may be) unless disclosed, will continue to be true, complete and accurate in all respects and not misleading on each day from the date of this Agreement up to and including the Completion Date as if they had been entered into afresh at the Completion Date and with reference to the circumstances then existing at the Completion Date.

7.6Effect of Completion

The Vendor’s Warranties or the Purchaser’s Warranties (as the case may be) and all other provisions of this Agreement insofar as the same shall not have been performed at the Completion Date shall not in any respect be extinguished or affected by the Completion Date, or by any other event or matter whatsoever, except by a specific and duly authorised written waiver or release by the Purchaser or the Vendor (as the case may be), and shall continue in force and effect so far as they are capable of being performed or observed.

7.7Purchaser’s Warranties

7.7.1The Purchaser represents and warrants to the Vendor (with the intent that the provisions of this Clause 7.7 shall continue to have full force and effect notwithstanding the Completion Date) in terms set out in Clause 7.7 are now true, complete and accurate in all respects and not misleading in any respect as of the date of this Agreement.

7.7.2The Purchaser warrants and undertakes to the Vendor that:

(a)it is a company duly incorporated and validly existing under the laws of Malaysia;

(b)it has full power and authority to purchase the Sale Shares;

(c)it has taken or will take all necessary action to authorise the execution, delivery and performance of this Agreement and the arrangements set out in and arising from this Agreement;

(d)this Agreement which when executed will constitute valid and binding obligations on the Purchaser;

(e)no order has been made, no resolution has been passed, no petition has been presented and no meeting has been convened for the purpose of the winding up or liquidation of the Purchaser; and

(f)no liquidator, receiver or receiver and manager has been appointed in respect of the Purchaser.

8.INDEMNITY

8.1Indemnity

8.1.1Upon the terms and subject to the conditions of this Clause 8, from and after the Completion Date, the Vendor undertakes and agrees to pay and to indemnify fully, hold harmless and defend the Purchaser or the Company (as the Purchaser may choose) from and against any and all the loss, cost, expense, damage, consequence and third party claim for damages (“Damages”) suffered directly or indirectly by the Purchaser or the Company in connection with:

(a)any fine and liabilities imposed on Company due to the late notification of particulars and changes in the register of members pursuant to section 51(4) of the Companies Act;

(b)any losses, liabilities and/or contingent liabilities which the causes of action are accrued on or before the Completion Date;
(c)any inaccuracy or breach of any of the Vendor’s Warranties or undertakings set out in this Agreement;

(d)any proceedings taken by the Purchaser claiming that any of the Vendor’s Warranties or undertakings whether contained in this Agreement or in any agreement, certificate or other document delivered pursuant to this Agreement is inaccurate, untrue or misleading in any material respects or has been breached in any material respects and in which judgment is given for the Purchaser; and

(e)the enforcement of any such settlement or judgment specified in Clause 8.1.1(d).

8.2Indemnities Separate

Each of the indemnities in this Agreement constitutes a separate and independent obligation from the other obligations in this Agreement, shall give rise to a separate and independent cause of action and shall apply irrespective of any indulgence granted by the other Party to the defaulting Party.

8.3No Knowledge Imputed

8.3.1The Purchaser shall not be imputed with knowledge or notice of the content of any document or other information pertaining to the Company and shall be entitled to rely exclusively on the accuracy of Vendor’s Warranties.

8.3.2The obligations of the Vendor under this Clause 8 shall not be affected, in any manner whatsoever, by the conduct of any investigation of the Company by the Purchaser or on its behalf after the Completion.

9.DEFAULT AND TERMINATION OF AGREEMENT

9.1If, before or on the Completion Date:

9.1.1it shall be found that any of the Vendor’s Warranties was, when given, or will be or would be, on the Completion Date (as if they had been given again at Completion) not complied with or otherwise untrue or misleading in any material respect;

9.1.2there is a breach of any material terms or conditions of this Agreement or a failure to perform or observe any material undertaking, obligation or agreement in this Agreement by the Vendor;

9.1.3a petition for winding up is presented against the Company and/or the Vendor;

9.1.4an order is made or a member’s resolution is passed for the winding up of the Company and/or the Vendor;

9.1.5an administrator, a receiver and/or manager is appointed by the court or pursuant to any statute or regulation or by any creditor pursuant to a debenture or any other security document in favour of such creditor over the undertaking, assets and properties of the Company or any part of its assets and properties; or

9.1.6an event analogous to any of the Clauses 9.1.3, 9.1.4 or 9.1.5 above has occurred in any jurisdiction,

then provided where the default is capable of being remedied, is not remedied within fourteen (14) days commencing on the day immediately after the date the Purchaser gives written notice to the Vendor or any period provided for under this Agreement, the Purchaser shall be entitled at the Purchaser’s absolute discretion to either:

9.1.7seek specific performance of this Agreement in which case the Purchaser shall be entitled to take such action as may be available to the Purchaser at law to enforce specific performance of this Agreement against the Vendor and all other legal remedies available to the Purchaser as may be determined by the court;

9.1.8proceed to Completion so far as practicable having regard to the defaults which have occurred without prejudice to all other rights and remedies available to it, including the right to claim damages; or

9.1.9terminate this Agreement and in such event, the Vendor shall refund all monies paid by the Purchaser towards the account of the Consideration including the Earnest Deposit, free of interest, to the Purchaser within seven (7) Business Days from the date of receipt of the written notification from the Purchasers of such termination and indemnify the Purchaser and keep the Purchaser indemnified against all fees and costs (including, without limitation, professional, accounting and legal costs) incurred by the Purchaser in the negotiation, preparation, execution and termination of this Agreement and the fulfilment of any of the Conditions Precedent.

9.2If, before or on the Completion Date:

9.2.1it shall be found that the Purchaser’s Warranties were, when given, or will be or would be, on the Completion Date (as if they had been given again at the Completion Date) not complied with or otherwise untrue or misleading in any material respect; or

9.2.2there is a breach of any material terms or conditions of this Agreement or a failure to perform or observe any material undertaking, obligation or agreement in this Agreement by the Purchaser,

then provided where the default is capable of being remedied, is not remedied within fourteen (14) days commencing on the day immediately after the date the Vendor gives written notice to the Purchaser, the Vendor shall be entitled at the Vendor’s absolute discretion to either:

9.2.3seek specific performance of this Agreement in which case the Vendor shall be entitled to take such action as may be available to the Vendor at law to enforce specific performance of this Agreement against the Purchaser and all other legal remedies available to the Vendor as may be determined by the court;

9.2.4proceed to Completion so far as practicable having regard to the defaults which have occurred without prejudice to all other rights and remedies available to it, including the right to claim damages; or

9.2.5terminate this Agreement and in such event the Purchaser shall indemnify the Vendor and keep the Vendor indemnified against all fees and costs (including, without limitation, professional, accounting and legal costs) incurred by the Vendor in the negotiation, preparation, execution and termination of this Agreement and the fulfilment of any of the Conditions Precedent.

9.3Any failure by either Party entitled to exercise the right to terminate this Agreement under any provisions of this Agreement shall not, following the Completion, constitutes a waiver of any other rights of the Party arising out of any breach of any Vendor’s Warranties or the Purchaser’s Warranties (as the case may be), or any undertakings of any Vendor or the Purchaser (as the case may be) under this Agreement.

9.4Notwithstanding the rights of termination set out in Clauses 9.1 and 9.2 above, the Parties shall, prior to termination of this Agreement, use their best endeavours and take such actions as may be necessary and equitable to negotiate on such terms with the principle of good faith with fairness and without detriment to the interests of any of them.

10.CONFIDENTIALITY

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10.1Subject to Clauses 10.2 and 10.3, the Parties will:

10.1.1treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreements entered into pursuant to this Agreement) which relates to:

(a)    the existence, the provisions or the subject matter of this Agreement or any agreements entered into pursuant to this Agreement or any document referred to in such agreements; or
(b)    the negotiations relating to this Agreement or any agreements entered into pursuant to this Agreement;

10.1.2not copy, make use of or disclose to any person Confidential Information; and

10.1.3take all reasonable steps to prevent the copy, use or disclosure of any such Confidential Information.

10.2Any Party may disclose information which would otherwise be confidential if and to the extent:

10.2.1reasonably required to give effect to the terms of this Agreement;

10.2.2required by law of any relevant jurisdiction;

10.2.3required by any securities exchange or regulatory or governmental body to which that Party is subject or submits wherever situated whether or not the requirement for information has the force of law;

10.2.4disclosed on a confidential basis to the directors, officers, employees, professional advisers or other representatives (“Representatives”) of that Party shall ensure such Representatives comply with the provisions of this Clause 10 in respect of such information;

10.2.5the information has come into the public domain through no fault of that Party;

10.2.6required to enable that Party to enforce its rights under this Agreement; or

10.2.7prior written approval has been given by the other Party,

    provided that any such information disclosed pursuant to Clauses 10.2.1 or 10.2.2 or 10.2.3 will (unless otherwise required by law) be disclosed only after notice to the Vendor in the case of the Purchaser, or the Purchaser in the case of the Vendor.

10.3The restrictions contained in this Clause will continue to apply after the termination of this Agreement.

11.NOTICE

11.1Service of Notice

11.1.1Any notices, demands or other communications required or permitted, under this Agreement shall be in writing and delivered personally or sent by prepaid registered post to the address of the relevant Party set out in Clause 11.1.2, or to such other address as a Party may from time to time duly notify the other in writing.

11.1.2The addresses of the Parties for the purpose of this Agreement are specified below:

The Vendor

Attention	:	Ben Wu
Address	:	1441 Broadway, Suite 5116 New York, NY 10018, United States of America.
Email address	:	bwu@ideanomics.com

The Purchaser

Attention	:	Tan Sri Dato’ Sri (Dr.) Mohamad Norza bin Zakaria
Address	:	Lot 7.02A, Level 7, Menara BRDB 285, Jalan Maarof, Bukit Bandaraya, Bangsar, 59000 Wilayah Persekutuan Kuala Lumpur, Malaysia.
Email address	:	norza.zakaria@gmail.com

11.2Time of Service

11.2.1Any notices, demands or other communications shall be deemed to have been served:

(a)    if delivered personally, when left at the addressed referred to in Clause 11.1.2;

(b)    if posted within the same country, three (3) Business Days after posting and in any other case, seven (7) Business Days after posting; or

(c)    if sent by email, when the email is sent.

11.2.2In proving service of notices, demands or other communications, it shall be sufficient to show that personal delivery was made or that the envelope containing such notice was properly addressed, and duly stamped and posted.

12.TIME

    Time is of the essence as regards to all dates, periods of time and times specified in this Agreement.

13.WAIVER AND EXERCISE OF RIGHTS

13.1A single or partial exercise or waiver of a right relating to this Agreement does not prevent any other exercise of that right or the exercise of any other rights.

13.2No Party will be liable for any loss or expenses incurred by another Party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

14.SEVERABILITY

14.1If a provision in this Agreement is held to be illegal, invalid, void, voidable or unenforceable, that provision must be read down to the extent necessary to ensure that it is not illegal, invalid, void, voidable or unenforceable.

14.2If it is not possible to read down a provision as required in Clause 14.1, that provision is severable without affecting the validity or enforceability of the remaining part of that provision or the other provisions in this Agreement.

15.COSTS

Each Party shall bear its own legal, professional and other costs and expenses incurred by it in connection with the negotiation, preparation or completion of this Agreement, and the sale and purchase of the Sale Shares. The Purchaser shall bear all stamp duties payable in connection with the transfer of the Sale Shares. Any action to be taken by the Purchaser or the Vendor in performing its obligations under this Agreement must be taken at its respective cost and expense unless otherwise provided in this Agreement.

16.SET OFF

All sums payable by or on behalf of any Party shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required to be made by the paying party by law.

17.SUCCESSORS-IN-TITLE AND ASSIGNEES

17.1This Agreement is binding on the Parties and their respective successors-in-title and permitted assigns, as the case may be. Any reference in this Agreement to any of the Parties shall be construed accordingly.

17.2None of the Parties may assign or transfer any of its rights, privileges, liabilities or obligations under this Agreement in whole or in part to any other party or parties without the prior written consent of the other.

17.3This Agreement will continue to be valid and binding notwithstanding any change, by amalgamation, liquidation, reconstruction or otherwise, in the constitution of any of the Parties and it is expressly declared that no change of any sort in relation to or affecting any of the Parties will in any way affect the liabilities and/or obligations created under this Agreement in relation to any transaction whether past, present or future.

18.FURTHER ASSURANCE

Each of the Parties shall use its reasonable endeavours to procure that any necessary third party shall, from time to time following the Completion execute such documents and perform such acts (including, in the case of the Vendor, exercising the voting rights over the Sale Shares) and things as the other Parties may reasonably require to transfer the Sale Shares to the Purchaser and to give each Party the full benefit of this Agreement.

19.AGREEMENT TO SUBSIST

The Completion does not prevent either Party from claiming against the other in respect of any of the warranties, covenants and undertakings contained in this Agreement.

20.COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together constitute one instrument.

21.WHOLE AGREEMENT

21.1This Agreement constitutes the whole agreement between the Parties. This Agreement supersedes and extinguishes any previous agreements between the Parties, whether orally or in writing, in respect of the transaction contemplated by this Agreement which shall cease to have any further force or effect.

21.2No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of the Purchaser and the Vendor.

22.SPECIFIC PERFORMANCE

    Any Party will be entitled to the rights of specific performance against the others under the provisions of this Agreement and it is mutually agreed that in the event of any Party exercising its right to specific performance of this Agreement, an alternative remedy of monetary compensation will not be regarded as compensation or sufficient compensation for the other Party's default in the performance of the terms and conditions of this Agreement.

23.GOVERNING LAW

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23.1This Agreement is governed by and is to be construed in accordance with the laws of Malaysia. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of Malaysia and waives any right to object to proceedings being brought in those courts.

23.2The Parties agree that any legal proceedings may be served on them by delivering a copy of such proceedings to them at their respective addresses for service set out in Clause 11.1.2 or as notified in accordance with Clause 11.1.1.

24.CAPITAL GAINS TAX

24.1The Vendor shall be responsible for paying and settling all capital gains tax (“CGT”) payable on the disposal of the Sale Shares pursuant to this Agreement in accordance with Chapter 9 of Part III of the Income Tax Act.

24.2The Vendor shall appoint an independent professional tax adviser, consultant or agent mutually agreed by the Parties in writing (“Tax Agent”), who is responsible for carrying out and taking charge of all matters in relation to the CGT on the disposal of the Sales Shares pursuant to this Agreement.

24.3The Vendor shall procure that the Tax Agent shall within sixty (60) days from the date of this Agreement, comply with Section 77A(1B) of the Income Tax Act by paying the Retained CGT and furnishing all relevant return forms to the Director General of Inland Revenue and will forward a copy thereof to the Parties and comply with all necessary directions that may be issued by him in respect thereto.

24.4If the Retained CGT is insufficient to pay for the CGT payable on the disposal of the Sale Shares of the Company pursuant to this Agreement, the Vendor shall upon being notified thereof immediately pay the difference to the Director General of Inland Revenue.

24.5The Vendor shall procure that the Tax Agent shall upon payment of the Retained CGT to the Director General of Inland Revenue, deliver to the Parties the receipt to evidence payment of the Retained CGT to the Director General of Inland Revenue.

24.6The Vendor hereby agrees, covenants and undertakes with the Purchaser to keep the Purchaser fully indemnified against all claims, costs, damages, fines or penalties which may be brought suffered or levied against the Purchaser as a result of the Vendor’s non-compliance and/or default with any of the provisions of the Income Tax Act relating to the required payment of the CGT by the Vendor under this Agreement.

24.7All costs and expenses incurred in connection with the appointment of the Tax Agent and compliance with the Income Tax Act and any laws in relation to the CGT shall be borne by the Vendor.

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IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as at the day and year first above written.

VENDOR

SIGNED by                         )
POOR ALFRED PHILLIP                 )
(Passport No.: 665368154)                 )
for and on behalf of                     )
IDEANOMICS INC                    )
(Registration No.: NV20041629114)            )
in the presence of:                    )

…………………………………………………
Witness’ signature
Name:

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as at the day and year first above written.

PURCHASER

SIGNED by                             )
TAN SRI DATO’ SRI (DR.) MOHAMAD NORZA BIN ZAKARIA    )
(NRIC No. 660829-04-5029)                     )
for and on behalf of                         )
TIZA GLOBAL SDN BHD                    )
(Registration No.: 200201026267 (593930-T))            )
in the presence of:                        )

…………………………………………………
Witness’ signature
Name:

Schedule 1

Particulars of the Company

1.	Company Name	:	Tree Technologies Sdn Bhd
1.	Registration No.	:	201801032824 (1294851-M)
1.	Place of Incorporation	:	Malaysia
1.	Date of Incorporation	:	12 September 2018
1.	Registered Address	:	Ho Hup Tower - Aurora Place, 2-07-01 - Level 7, Plaza Bukit Jalil, No. 1, Persiaran Jalil, Bandar Bukit Jalil, 57000 Wilayah Persekutuan Kuala Lumpur, Malaysia.
1.	Business Address	:	No.11A, Jalan Astana 1D, Bandar Bukit Raja, 41050 Klang, Selangor Darul Ehsan, Malaysia.
1.	Issued Share Capital	:	RM43,669,231.00 comprising of 43,669,231 ordinary shares
1.	Existing Shareholders	:
(a)Dato' Majid Manjit Bin Abdullah (NRIC No.: 590806-01-5109), holding 1,537,175 ordinary shares;
(b)Gading Sari Holdings Sdn Bhd (Registration No.: 199001015138 (206808-H)), holding 3,074,349 ordinary shares;
(c)Ideanomics Inc (Registration No.: NV20041629114), holding 28,604,919 ordinary shares; and
(d)Tree Movement Malaysia Sdn Bhd (Registration No.: 201501034832 (1160152-X)), holding 10,452,788 ordinary shares.

1.	Directors	:
(a)Dato' Majid Manjit Bin Abdullah (NRIC No.: 590806-01-5109);
(b)Thor Chin Keong (NRIC No.: 591029-07-5805);
(c)Poor Alfred Phillip (Passport No.: 665368154);
(d)Colvin Andrew Lombard (Passport No.: 557958849);
(e)Yang Amat Mulia Tengku Arif Bendahara Tengku Muhammad Iskandar Ri'ayatuddin Shah Ibni Alsultan Abdullah Ri'ayatuddin Almustafa Billah Shah (NRIC No.: 970803-06-5391); and
(f)Robin James Dermott Mackie (Passport No.: 124473367)

1.	Secretary	:	Lim Shook Nyee (NRIC No.: 680923-08-5404)
1.	Auditor	:	BDO PLT (LLP0018825-LCA) (AF0206)
1.	Auditor Address	:	Level 8, BDO @ Menara Centara, 360 Jalan Tuanku Abdul Rahman, 50100 Wilayah Persekutuan Kuala Lumpur, Malaysia.

Schedule 2

Conditions Precedent

1.The Vendor shall procure and deliver to the Purchaser’s Solicitors the original issue document of title for the Land (“Original Land Title”).

2.The Vendor shall procure and deliver to the Purchaser or Purchaser’s Solicitors the written confirmation and undertaking issued by the Company that the Company has ceased carrying out the Business.

3.The Vendor shall procure and deliver to the Purchaser or Purchaser’s Solicitors the written letter issued by each of the shareholders of the Company (other than the Vendor) that the shareholder does not have rights of pre-emption, rights of first refusal and any other similar rights over the Sale Shares in favour of them, whether conferred by the constitution of the Company or by virtue of any other document, covenant or undertaking.

4.The Vendor shall procure and deliver to the Purchaser or Purchaser’s Solicitors the certified true copy of the board of directors’ resolutions of the Company approving:

(a)the transfer and registration of the Sale Shares in favour of the Purchaser;

(b)the cancellation of the old share certificate(s) issued in the name of the Vendor and the issuance of the new share certificate in respect of the Sale Shares in favour of the Purchaser;

(c)the entering into the register of members of the Company, the name of the Purchaser, as the holder of the Sale Shares;

(d)the resignations of the existing directors of the Company (in accordance with the written instruction received from the Purchaser), company secretary of the Company and auditor of the Company; and

(e)the appointment of nominees nominated by the Purchaser as directors, company secretary and auditor of the Company in accordance with the written instruction received from the Purchaser with effect from the Completion Date.

5.The Vendor shall procure and deliver to the Purchaser or Purchaser’s Solicitors the certified true copy of the board of directors’ and shareholder’s resolution, as the case may be, of the Vendor approving:

(a)the entry of this Agreement by the Vendor in accordance with the terms and subject to the conditions of this Agreements; and

(b)the disposal of the Sale Shares to the Purchaser pursuant to this Agreement.

6.The Purchaser shall procure and deliver to the Vendor the certified true copy of the board of directors’ and shareholder’s resolution, as the case may be, of the Purchaser approving:

(a)the entry of this Agreement by the Purchaser in accordance with the terms and subject to the conditions of this Agreements; and

(b)the acquisition of the Sale Shares from the Vendor pursuant to this Agreement.

7.Such other additional Conditions Precedent as may be mutually agreed in writing between the Parties from time to time.

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Schedule 3

Position Pending Completion

1.The Vendor shall procure that the Company shall from the date of this Agreement until the Completion Date, save to the extent expressly required or permitted by this Agreement or save with the prior written approval of the Purchaser:

1.1not to sell, lease, assign, license, transfer or otherwise deal with the Land;

1.2not to create, extend, grant or issue or agree to create, extend, grant or issue any Security Interest over the assets or undertaking of the Company or agree to redeem, an existing Security Interest over an asset;

1.3not to alter, increase or reduce the share capital or issue new shares in the Company or in any way, change the capital structure and shareholding structure of the Company or enter into any agreement or commitment to do any of the foregoing;

1.4not to alter any of the rights attaching to any of the Sale Shares or the shares of the Company;

1.5not to create, allot, issue, repay, redeem or grant any options over any share or loan capital of the Company or agree to do any of those things save for repayment of shareholder/director’s or promoter’s loan;

1.6not to do or suffer anything whereby the financial position and prospects of the Company, in aggregate, will be rendered materially unfavourable save for repayment of shareholder/director’s or promoter’s loan;

1.7not to enter into any material agreement or arrangement or obligation whatsoever which is long-term, onerous, or entered into other than in the ordinary and usual course of business or which may result in any material change in the nature or scope of the operations of the Company;

1.8not to enter into any agreement or other arrangement which is not capable of being terminated without compensation at any time with six (6) months’ notice or less and which is outside the ordinary and usual course of business;

1.9not to appoint any other new directors into the Company;

1.10not to appoint any new members into the management team of the Company;

1.11not to amend the terms of employment of any directors, officers or employees of the Company (including pension commitments and share options) or provide or agree to provide a gratuitous payment or benefit to any directors, officers or employees of the Company (or any of their dependants) or offer to engage any new employee or consultant at an annual salary or fee (on the basis of full time engagement) in excess of RM10,000.00 or dismiss any employee or consultant, save and except for any dismissal for cause in accordance with the provisions of the relevant employment agreement or consultancy agreement;

1.12not to vary or amend the constitution or Accounting Practice or policies of the Company nor pass any resolutions inconsistent with the provisions of this Agreement;

1.13not to acquire or agree to acquire any share or other interest in, or merge or consolidate with, any company, partnership, business trust, body corporate or other venture or any other person or enter into any demerger transaction or participate in any other type of corporate reconstruction;

1.14not to commit or allow or procure any act or omission which would constitute or give rise to a breach of any of the Vendor’s Warranties if the Vendor’s Warranties were to be repeated on or at any time before Completion by reference to the facts and circumstances then existing;

1.15immediately notify the Purchaser of any fact or matter (whether existing on or before the date of this Agreement, or arising afterwards) which constitutes a breach, or potential breach of a Vendor’s Warranties if the Vendor’s Warranties were to be repeated on or at any time before Completion by reference to the facts and circumstances then existing of which the Vendor or the Company become(s) aware;

1.16not to lend any moneys (otherwise than by way of deposit with a bank or other institution the normal business of which includes the acceptance of deposit), grant any credit or give any guarantee or indemnity;

1.17not to make, declare or pay any dividend or distribution;

1.18not to incur or authorise any capital expenditure exceeding an aggregate of RM100,000.00 per item (whether by way of purchase, lease, hire purchase or otherwise);

1.19not to pay any management charge to the Vendor or agree to pay such charge or incur any other liability to the Vendor;

1.20not to make, revise, revoke, vary or amend any claims, election or surrender relating to or affecting the Taxation of the Company, otherwise than an election made in the ordinary and usual course of business;

1.21not to make any loans or grant any credit (other than given in the ordinary course of trading and advances made to employees against expenses incurred by them on behalf of the Company);

1.22not to give, or agree to give, a guarantee, indemnity or other agreement to secure, or incur or agree to incur financial or other obligations other than in the ordinary and usual course of business;

1.23not prematurely repay any loans, borrowings or other form of funding;

1.24not to enter into any leasing, hire purchase agreement or any agreement or arrangements for payment on deferred terms, exceeding an aggregate of RM10,000.00 per item;

1.25not to commence or threaten to commence any legal or arbitration proceedings (other than the commencement of claims involving the recovery of debts in the ordinary and usual course of business);

1.26not to enter into an agreement in which the Vendor, (any company in which the Vendor is a director or a shareholder) a director or former director of the Company or a connected person, is interested;

1.27not to do or omit to do anything which materially prejudices any right of the Company to the intellectual property rights;

1.28to give the Purchaser reasonable advance notice of all meetings of the board of directors (or committees of the board of directors) of the Company and permit the Purchaser to send up to two representatives to attend and speak at such meetings; and

1.29not to assume liability beyond the ordinary course of business of the Company.

2.No action will be taken by the Vendor or the Company which is inconsistent with the provisions of this Agreement or the consummation of the transactions contemplated under this Agreement.

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Schedule 4

Vendor’s Warranties

1.CAPACITY OF VENDOR AND OWNERSHIP OF THE SALE SHARES

1.1    Capacity of the Vendor

The Vendor has legal right and full power, authority and capacity, and no further action, approval or consent is required to be taken or obtained for it, to enter into and perform this Agreement which when executed will constitute valid and binding obligations on the Vendor, in accordance with their respective terms.

1.2    Ownership of the Sale Shares

The Vendor represents and warrants that:

1.2.1there is no existing nor is there any binding agreement or obligation to create any Security Interest on or affecting the Sale Shares;

1.2.2the Vendor shall on the Completion be beneficially entitled to or is otherwise able to sell and transfer to the Purchaser the full legal and beneficial ownership of the Sale Shares on the terms of this Agreement without the consent of any third party;

1.2.3the issued share capital of the Company are as set out in Recital A of this Agreement;

1.2.4the Sale Shares shall on Completion be free from all and any Security Interest;

1.2.5the Sale Shares are and shall have been authorised, properly and validly issued in compliance with Malaysian law, allotted and fully paid-up or credited as fully paid;

1.2.6the Sale Shares of the Vendor shall on Completion Date represent approximately sixty-five point five per cent (65.50%) of the issued and paid-up share capital of the Company;

1.2.7all consents for the transfer of the Sale Shares have been obtained or will be obtained on or before the Completion Date, if required; and

1.2.8the Purchaser shall on the Completion Date be entitled to exercise all rights attached or accruing to the Sale Shares including, without limitation, the right to receive all dividends or other distributions or any return of capital declared, made or paid by the Company on or after the Completion Date.

2.INFORMATION AND RECORDS

2.1    Accuracy and Adequacy of Information

2.1.1All information contained in this Agreement and all other information provided or given in writing by or on behalf of the Company or the Vendor was when given, and remains true, complete and accurate in all material respects. There is no fact or matter or circumstance not disclosed in writing to the Purchaser which renders or would render any such information untrue, inaccurate or misleading in any material respect.

2.1.2Any information that might reasonably affect the willingness of a buyer to purchase the Sale Shares for the price and on the terms of this Agreement has been so disclosed to the Purchaser in writing.

2.1.3True and complete copies of all licences, concessions, agencies, agreements are delivered by the Vendor to the Purchaser at Completion.

2.2 Copies of Accounts and Constitution, etc.

The copies of the Audited Accounts, certificates of incorporation and all other documents made available to the Purchaser are true, complete and accurate copies and up to date, includes copies of all resolutions or agreements required by law to be annexed to it and each register, minute book and other book required to be kept by the Companies Act has been properly kept, is up-to-date and contains a true, accurate and complete record of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.THE COMPANY

3.1    Incorporation

3.1.1The Company has been duly incorporated and is validly existing under the laws of Malaysia, and the Company has all power and authority (corporate and otherwise) to own its assets at the date of this Agreement.

3.1.2All governmental approvals, licences and authorisations which were required in connection with the incorporation of the Company, the allotment or transfer of shares in the Company to the present and former holders thereof and the activation of the Company (including the appointment of directors) were duly obtained and such approvals, licences and authorisations (and of all amendments and supplements thereto) have been disclosed to the Purchaser.

3.2    Subsidiaries, Associated Companies, Branches etc.

3.2.1The Company has only one (1) subsidiary (has the meaning given to it in the Companies Act) which is incorporated in Indonesia, namely PT Tree Technologies Indonesia (Business No.: 1247303) (“Indonesia Subsidiary”) where the Company holds 10,040 shares, consisting of approximately 99.90% of the current entire issued share capital of the Indonesia Subsidiary.

3.2.2Save and except for the Indonesia Subsidiary, the Company is not the holder or beneficial owner of, or has not agreed to acquire, any share or loan capital or securities of any other company (whether incorporated in Malaysia or elsewhere); and

3.2.3Save and except for the Indonesia Subsidiary, the Company does not have outside the jurisdiction of its incorporation, any branch, agency, division, place of business, or any permanent establishment (as that expression is defined in the relevant double Taxation relief orders at the date of this Agreement), nor carried on any trading activities outside such jurisdiction.

3.3 Shares of the Company

3.3.1All Shares and interests of the Company have been properly and validly, authorised, allotted and/or issued and are each fully paid-up and rank pari passu in all respects with each other. The Company is not subject to any actual or contingent obligation to issue or convert securities.

3.3.2Apart from this Agreement, there are no binding agreements in force which provide for the issue, allotment, conversion, redemption, sale or transfer of, or grant a right (whether exercisable now or in the future; whether contingent or not and whether conditional or otherwise) to call for the issue, allotment, conversion, redemption, sale or transfer of shares, debentures, loan capital or other securities of the Company.

3.3.3There is no Security Interest affecting un-issued shares, debentures or other securities of the Company.

3.3.4There is no existing nor is there any binding agreement or obligation to create any Security Interest on or affecting shares of the Company.

3.3.5The Company will not declare or pay any dividend or make any distribution (in cash or in kind) to its shareholders, except to pay any dividend which has been declared or which it is under a contractual obligation to pay but has not been paid prior to this Agreement.

4.ACCOUNTS AND RECORDS

4.1Audited Accounts and Management Accounts

    The Vendor has delivered to the Purchaser the Company’s latest financial statements, the Audited Accounts, balance sheets and statement of operations which are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles of Malaysia applied on a consistent basis throughout the periods indicated and which accurately set out and describe the financial condition and operating results of the Company as of the dates, and during the periods, indicated therein.

The bases and policies of accounting adopted for the purpose of preparing the Audited Accounts are the same as those adopted in preparing the Audited Accounts in respect of the three last preceding accounting periods.

The Audited Accounts and Management Accounts:

4.1.1give a true and fair view of the state of the Company's affairs and of the assets and liabilities and profits and losses of the Company for the financial period ended on the Accounts Date and Management Accounts Date respectively;

4.1.2have been prepared in accordance with Accounting Practice;

4.1.3have been prepared in accordance with all applicable laws and audited by a certified auditor; and

4.1.4have been prepared on a consistent basis and using consistent Accounting Practice and consistent application of Accounting Bases for the previous financial years ended on the Accounts Date and Management Accounts Date.

4.2    Contents of Audited Accounts and Management Accounts

The Audited Accounts and Management Accounts:

4.1
4.2
1.
2.
3.
4.
4.1.
4.2.
4.2.1include full provision for all bad and doubtful debts, obsolete, damaged or slow-moving stocks/inventory and for depreciation on fixed assets;

4.2.2include full provision for and/or disclosure of all potential contingent, disputed and/or unquantified liabilities and all capital commitments of the Company in accordance with Accounting Practice;

4.2.3are not affected by any extraordinary or exceptional event, circumstance or item; and

4.2.4include full provision for all actual liabilities.

4.1    Completeness of Audited Accounts and Management Accounts

4.3.1    Any other assets and liabilities included in the Audited Accounts and Management Accounts are detailed in full either in the notes to the Audited Accounts and Management Accounts respectively, together with the relevant accounting policies and bases adopted.

4.3.2    The Company has not been a party to any transaction or arrangement of which one of the main purposes is the removal or exclusion of an asset or liability (including a contingent liability) from the Audited Accounts and Management Accounts.

4.2    Taxation

4.
4.1
4.2
4.3
4.4
4.4.1Full provision or reserve has been made in the Audited Accounts and Management Accounts for all Taxation liable to be assessed, charged or imposed on the Company or for which it is or may become accountable in respect of:

(a)profits, gains or income (as computed for Taxation purposes) arising or accruing or deemed to arise or accrue on or before the Accounts Date and Management Accounts Date (as the case may be);

(b)any transactions effected or deemed to be effected on or before the Accounts Date and Management Accounts Date (as the case may be), or provided for in the Audited Accounts and Management Accounts respectively; and

(c)distributions made or deemed to be made on or before the Accounts Date and Management Accounts Date (as the case may be) or provided for in the Audited Accounts and Management Accounts respectively.

4.4.2Proper provision or reserve for deferred taxation in accordance with accounting principles and standards generally accepted at the date of this Agreement in Malaysia has been made in the Audited Accounts and Management Accounts.

4.3    Accounting and Other Records

4.5
4.5.1The registers, books of account and other statutory records of the Company are up-to-date and maintained in accordance with the Accounting Practice and all applicable legal requirements on a proper and consistent basis and contain complete and accurate records of all matters required to be dealt with in such books in all material respects and all such books and records and all other documents (including documents of title and copies of all subsisting agreements to which the Company is a party) which are the property of the Company or ought to be in its possession are in its possession or under its control and no notice or allegation that any is incorrect in any material respects or should be rectified has been received. All accounts, documents and returns required by law to be delivered or made to the Registrar or any other authority have been duly and correctly delivered or made in all material respects.

4.5.2All the books and records of whatsoever kind including all returns, particulars, minutes, resolutions and other documents required to be filed by the Company (where applicable) with the Companies Commission of Malaysia or any other authority in respect of the Company which are to be delivered to the Purchaser in accordance with this agreement:

4.6
(a)have been fully, properly and accurately kept and completed and where required duly filed with the Companies Commission of Malaysia and/or any other authority;

(b)have been prepared, kept and completed in compliance with all applicable statutory or regulatory requirements in Malaysia, being the country of incorporation of the Company, including but not limited to the provisions of the Companies Act or any other applicable law or legislation in force in Malaysia or elsewhere;

(c)do not contain any material inaccuracies or discrepancies of any kind; and

(d)give and reflect a true and fair view of the financial, contractual and trading position of the Company and of its machinery, fixed and current assets and liabilities (actual and contingent), debtors and creditors and all other matters which would normally be expected to appear in them.

4.6.1All Tax returns of the Company on or prior to Completion have at all times been on a proper basis and are not the subject of any back duty, claim or other dispute with the revenue authorities.

4.4    Absence of Undisclosed Liabilities

There are no liabilities (including disputed or contingent liabilities) which are outstanding on the part of the Company, other than:

1.
2.
3.

4.
4.1.
4.2.
4.3.
4.4.
4.5.
4.6.
4.6.1liabilities disclosed or provided for in the Audited Accounts and Management Accounts; or

4.6.2which have arisen in the ordinary course of business since the date(s) to which such accounts were prepared, none of which has a material adverse effect on the financial or trading position of the Company.

4.1    Events since the Accounts Date and Management Accounts Date

Since the Accounts Date and Management Accounts Date, save and except for the liabilities payable to the Outstanding Creditors:

(a)the Company has ceased carrying out its Business;

(b)no share or loan capital of the Company has been, or agreed to be, issued, allotted, redeemed, purchased or repaid by the Company or any option or right granted nor has the Company become bound or liable to be called upon to repay prematurely any loan capital or borrowed monies;

(c)no debtor/receivable has been released by the Company on terms that he pays less than the face value of his debt and no debt has been subordinated, written down or written off, provided against (in whole or in part), factored or assigned, and the Company has not and has not agreed to do any of the foregoing and no debt has proved to any extent irrecoverable;

(d)the Company has not borrowed any money or raised any money in the nature of borrowings except for borrowings on overdraft in the ordinary course of business or issued any guarantee or created any Security Interest over any assets, other than as disclosed in the Audited Accounts and Management Accounts or those to be repaid, terminated, discharged and/or released by Completion;

(e)no contract, arrangement or transaction has been entered into and no payment has been made by the Company otherwise than in the ordinary and usual course of carrying on its business and on entirely arm's length terms and the Company has not assumed or incurred or agreed to assume or incur any liability (actual or contingent) otherwise than in the ordinary and usual course of carrying on its business;
(f)no provision or reserve included in the Audited Accounts and Management Accounts has proved to be inadequate in the light of subsequent circumstances and there are no circumstances which indicate that any such provision or reserve may prove to be inadequate;
(g)no resolution of the shareholders of the Company has been passed and nothing has been done in the conduct or management of the affairs of the Company which would be likely materially to reduce the net asset value of the Company;

(h)the profits of the Company have not been materially affected by changes or inconsistencies in accounting treatment, by any non-recurring items of income or expenditure or, by transactions of an abnormal or unusual nature;

(i)no sum or benefit has been paid, applied or voted to any executive, director or employee of the Company by way of remuneration, bonus, incentive or otherwise in excess of the amounts paid or distributed to them by the Company at the Accounts Date so as to increase their total remuneration and no new service agreements have been made or entered into by the Company since the Accounts Date and the Company is not under contractual or other obligation to change the terms of service of any director, executive or employee and the Company has not and will not change the terms of service of any executive, director or employee prior to the Completion, save and except where the Purchaser has been notified of the same vide written email which are mutually agreed upon by the Parties;

(j)the Company has not made any change in any method of accounting or Accounting Practice and it has not changed its accounting reference period; and

(k)no insurance claims have been refused or settled below the amount claimed by or on behalf of the Company.

5.BANKING AND FINANCE

5.1Bank Accounts

Details of all bank accounts of the Company as of the Completion Date will be provided to the Purchaser on or prior to the Completion. Statements of all the bank accounts of the Company, showing their balances as at Accounts Date and Management Accounts Date, have been provided to the Purchaser.

5.2Borrowings and Credit Facilities

5.2.1The Company does not have any bank borrowings which exceed applicable overdraft limits (and has not had any that have done so during the last twelve (12) months).

5.2.2The amounts borrowed by the Company do not exceed any limitation on its borrowing contained in its articles of association or constitution or in any debenture or other deed or document binding upon it.

5.2.3Except as set out in the Audited Accounts and Management Accounts and the loans or advances extended to directors, shareholders, related parties or persons connected with the Company which would be settled prior to the Completion, the Company has not incurred any liabilities in the nature of borrowings or in respect of debentures or negotiable instruments, or is a party to any loan agreement, facility letter or other agreement for the provision of credit or financing facilities to the Company or any agreement for the sale, factoring or discounting of debts.

5.2.4The Company has not received notice from any lenders of any money requiring repayment or relating to loan facilities becoming on demand or that the existing facility will be withdrawn or reduced or not renewed or altering to the disadvantage of the Company the terms of any such facility or intimating the enforcement by any such lender of any security which it may hold over any assets of the Company. There are no circumstances which would now (or which could with the giving of notice or lapse of time or both) give rise to any such notice.

5.2.5The Company has not factored any of its debts or engaged in any financing or borrowing of a type which would not be required to be shown or reflected in the Audited Accounts and Management Accounts.

5.3Securities and Guarantees and Indemnities

5.3.1Save as disclosed in the Audited Accounts and Management Accounts, neither the Company nor any of its directors or officers or any other person has given or undertaken to give nor is there outstanding, any security or guarantee, indemnity, suretyship or similar agreement for any liability, borrowings or other obligations of the Company.

5.3.2Save as disclosed in the Audited Accounts and Management Accounts, the Company has not created or agreed to create any Security Interest, given or undertaken to give, and there is no outstanding, any security or guarantee, indemnity, suretyship or similar agreement (including agreement for postponement of debt) for any liability, borrowings or other obligations of any person.

6.TRADING AND CONTRACTUAL AGREEMENTS

6.1Capital Commitments

The Company does not have any outstanding material capital commitments as at the Management Accounts Date, and since then, the Company has not made, or agreed to make any material capital expenditure or incurred or agreed to incur any material capital commitments. For these purposes, a material capital commitment or material capital expenditure is one involving capital expenditure of over RM100,000.00 per item, exclusive of Tax.

6.2Contracts

6.2.1    Save and except for the liabilities payable to the Outstanding Creditors, the Company is not and has not been, a party to or subject to any contract, transaction, arrangement, understanding, obligation or liability with any person which:

(a)not wholly on an arm's length basis in the ordinary and usual course of business;

(b)is onerous; or

(c)that can be terminated in the event of any material change in the shareholding or underlying ownership or control of the Company or would be materially affected by such change.

6.2.2The Company has not given any guarantee or indemnity under which any liability or contingent liability is outstanding, or given any warranties, or made any representations, in respect of goods or services supplied or contracted to be supplied by it or accepted any liability or obligation that would apply after any such goods or services had been supplied by it.

6.2.3The Company is not a party to any material agreement or arrangement or under any obligation under which it is or may become liable to make any investment with, or to deposit any money with, or to provide any loan or financial accommodation or credit (other than normal trade credit) to any person, or to subscribe, convert, acquire, dispose of or underwrite any investment.

6.2.4No event or omission has occurred or been permitted to arise which would entitle any third party to call in money or enforce any obligation before the date on which payment or performance would normally be due.

6.2.5Neither entering into nor completing this Agreement will or is likely to cause the Company to lose the benefit of any right or privilege it presently enjoys or any person who normally does business with or gives credit to the Company not to continue to do so on the same basis or any employee of the Company to leave its employment, and the attitudes or actions of customers, suppliers, employees and other persons with regard to the Company will not be prejudicially affected thereby.

6.2.6No written approval or consent in connection with the transaction contemplated by or referred to in this Agreement is required from any third party of the contracts or all the necessary approvals or consents for the transaction contemplated by or referred to in this Agreement required to be obtained from any third party of the contracts entered into by the Company shall have been obtained.

6.3Debts, Contracts and Arrangements with Connected Persons Etc.

6.3.1There are:

(a)no loans made by the Company to the Vendor, former shareholders, directors or former directors of the Company and any person connected with any of them;

(b)no debts owing by the Company to the Vendor, former shareholders, directors or former directors of the Company and any person connected with any of them;

(c)no securities or guarantees given by or to the Company for any such loans or debts as aforesaid; and

(d)there are no circumstances which may give rise to a claim or an entitlement to claim against the Company by the Vendor, former shareholders, directors or former directors of the Company and any person connected with any of them.

6.3.2There are no existing contracts or binding arrangements to which the Company is a party and in which the Vendor, former shareholders, directors or former directors of the Company and any person connected with the Vendor is interested whether directly or indirectly.

6.3.3Save for the businesses that have been disclosed, the Vendor nor any person connected with the Vendor has any right or interest, direct or indirect, in any business

(other than those now carried on by the Company) which is of a similar nature to or is, or is reasonably likely to be, competitive with any of the Businesses of the Company was involved in.

6.4Effect of Sale of the Sale Shares

The execution and delivery of, and the performance by the Vendor of his obligations under this Agreement does not and will not:

6.4.1result in a breach of any applicable law or regulations or any provision of the memorandum or articles of association or the constitutional documents of the Company;
6.4.2conflict with or result in the breach of or constitute a default under any agreement or instrument to which the Company is now a party or any banking facility or loan to or mortgage created by the Company;

6.4.3relieve any other party to an agreement or arrangement with the Company of its obligations under such agreement or arrangement or entitle such party to terminate or modify such agreement or arrangement, whether summarily or by notice;

6.4.4result in the creation, imposition, crystallisation or enforcement of any Security Interest any of the assets of the Company;

6.4.5result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which the Company is a party or by which the Company or any of its assets is bound;

6.4.6give rise to, or cause to become exercisable, any right of pre-emption over the Sale Shares;

6.4.7violate or result in a breach of any order, undertaking, judgment, injunction or decree of any court, governmental agency or regulatory body or ordinance or regulation or any other restriction of any kind or character to which the Vendor is party or by which the Vendor is bound;

6.4.8result in a breach of a licence; and

6.4.9result in the Company losing the benefit of a licence,

and where in the event of the occurrence of any of the scenario in Paragraphs 6.4.1 to 6.4.9 of Schedule 4 (Vendor’s Warranties) above, such occurrence will not have a material adverse effect upon the Business as presently conducted.

6.5Joint Ventures, Partnerships etc.

6.5.1The Company is not and has not agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association, save and except where the Purchaser has been notified of the same vide written email which are mutually agreed upon by the Parties.

6.5.2The Company is not and has not agreed to become, a party to any agreement or arrangement for participating with others in any business sharing commissions or other income.

6.6Agency Agreements and Agreements Restricting Business

The Company is not a party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement or any agreement or arrangement which restricts its freedom to carry on its Business in any part of the world in such manner as it thinks fit.

6.7Outstanding Offers

There is no outstanding offer, tender or bid which is capable of being converted by acceptance into an obligation of the Company.

6.8Outstanding Creditors

All payments payable to the Outstanding Creditors will be fully settled by the Vendor within ten (10) Business Days from the date that the Consideration is received by the Vendor or such extended period as may be agreed upon between the Parties in writing.

7.LEGAL MATTERS

7.1Compliance with Laws

7.1.1The Company has complied with its memorandum and articles of association or constitution in all respects and none of the activities, agreements, commitments or rights of the Company is ultra vires or unauthorised.

7.1.2There is no order, decree or judgment of, any court or any investigation or enquiry by any Governmental Authority or regulatory body in any jurisdiction outstanding against the Company which may have a material adverse effect upon its assets or Business as presently conducted.

7.1.3The Company has carried on its Business in accordance with applicable laws, regulations and by-laws of any jurisdiction in which it carries on business.

7.1.4There is and has been no governmental, regulatory or other investigation, enquiry or disciplinary action regarding the Company and none is pending or threatened and there are no circumstances which could give rise to such an investigation, enquiry or action.

7.1.5Save and except for the 2,499,900 Shares Allotment, due compliance has been made with the provisions of the Companies Act and other legal requirements in connection with the formation of the Company, the allotment and issue, purchase and redemption of shares, debentures or other securities, the payment of dividends, any reduction of share capital and the conduct of its business and no notice or allegation has been received that any of the foregoing is incorrect or should be rectified.

7.2Litigation

Save and except for the liabilities payable to the Outstanding Creditors:

4.1.1no claim sounding in damages has been made and/or remains currently outstanding against the Company;

4.1.2the company (or any person for whose acts or defaults the company may be vicariously liable) is not involved whether as plaintiff or defendant or otherwise in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its business), and no such claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration is pending or threatened by or against the Company (or any person for whose acts or defaults the Company may be vicariously liable);

4.1.3there are no facts or circumstances likely to lead to any such claim or legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration involving the Company;

7.2.1neither the company nor any of its property or assets are subject to any outstanding injunction, judgment, order or decree of court, tribunal or regulatory or Governmental Authority or any undertaking to any court, judicial authority or regulatory or government body or any outstanding arbitration award or any undertaking to any third party arising out of any legal proceedings;

7.2.2    the company has not and none of its directors, officers, agents, or employees has for the purposes of securing any contract for the Company given or offered any bribe or any corrupt, unlawful or immoral payment, gift or other inducement; and

7.2.3    the company has not been convicted of any offence. no employee, officer, director or agent or former employee, officer, director or agent of the Company has been convicted of any offences in relation to the Company and any offence (save for any traffic offence) which reflects upon his suitability to hold his position or upon the reputation of the Company.

7.3Insolvency

Save and except for the liabilities payable to the Outstanding Creditors:

7.3.1no order has been made, petition presented, resolution passed (or meeting convened with a view to any resolution, and no written resolution has been circulated) or meeting convened for the winding-up, judicial management or dissolution of the Company;

7.3.2no person has been appointed as a receiver (including an administrative receiver), liquidator, provisional liquidator, judicial manager, administrator, or similar officer in respect of the whole or any part of the Business as presently conducted or the assets of the Company nor has any such appointment been requested or ordered or any steps taken towards such appointment;

7.3.3no security Interest has been enforced in relation to the Company;

7.3.4no event has occurred causing, or which upon intervention or notice by any third party may cause, any floating charge created by the Company to crystallise or any charge created by it to become enforceable, nor has any such crystallisation occurred or is such enforcement in process;

7.3.5no procedure has been commenced, with a view to striking off the Company under the Companies Act;

7.3.6    no composition in satisfaction of the debts of the Company, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved;

7.3.7no distress order, execution or other process has been levied or applied for in respect of the whole or any part of the assets of the Company, nor has any person threatened any such distress, execution or other process;

7.3.8the company has not ceased trading or stopped payment to its creditors and there are no grounds on which the Company could be found to be insolvent or unable to pay its debts as they fall due;

7.3.9in relation to any property or assets held by the Company under any hire purchase, conditional sale, chattel leasing or retention of title agreement or otherwise belonging to a third party, no event has occurred which entitles, or which upon intervention or notice by the third party may entitle, the third party to repossess the property or assets concerned or terminate the agreement or any licence in respect of the same;

7.3.10    the Company has not been party to any transaction with any third party or parties which, in the event of any such third party going into liquidation or a bankruptcy order being made in relation to such third party, would constitute (in whole or in part) a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction or part of a general assignment of debts;

7.3.11there is no unsatisfied judgment or order of any court or tribunal, or award of any arbitrator, outstanding against the Company;

7.3.12there is no meeting of creditors of the company, or any class of them, has been held or summoned and no proposal has been made for a moratorium, composition or arrangement in relation to any of debts of the Company, or for a voluntary arrangement under the Companies Act; and

7.3.13in relation to the Vendor:

(a)no statutory demand has been issued against them nor are there are any reasonable grounds for believing that they are unable to pay any debts as and when they fall due;

(b)no petition has been presented and no order made for his bankruptcy or for the appointment of a receiver over any of their assets;

(c)no Security Interest has been enforced and no distress, execution or other process has been levied, on or over any of the Sale Shares or any assets held by them; and

(d)no event analogous to any of the above has occurred in any jurisdiction.

7.4Powers of Attorney

The Company has not given a power of attorney which is still outstanding or effective to any person to enter into any contract or commitment or do anything on its behalf, other than any authority to employees to enter into routine trading contracts in the normal course of their duties.

7.5Due Filing

7.5.1All charges by or in favour of the Company have (if appropriate) been registered in accordance with the Companies Act or comply with the necessary formalities as to registration or otherwise in any other relevant jurisdiction. The registered particulars of charges over assets of the Company are complete and accurate in all respects.

7.5.2All returns, particulars, resolutions and other documents required to be delivered to the Registrar by the Company have been properly prepared and delivered and in the case of the constitution of the Company, have attached to them copies of all such resolutions and agreements as are required by law to be delivered to the Registrar.

8.EMPLOYEES

8.1Employees and Terms of Employment

8.1.1There are not in existence any contracts of service with employees of the Company, nor any consultancy agreements with the Company, which cannot be terminated by three (3) months’ notice or less without giving rise to any claim for damages or compensation.

8.1.2No material changes to the contracts or agreements with the directors of the Company or contracts or agreements have been made or proposed whether by the Company or employee or consultant since the Accounts Date.

8.1.3No employee will be entitled as a result of or in connection with any change of shareholding or control of the Company or as a result of this Agreement:

(a)to terminate his employment with the Company;

(b)to receive any payment, reward or benefit of any kind;

(c)to receive any enhancement in or improvement to his remuneration, benefits or terms and conditions of service;

(d)to treat himself as redundant or dismissed or released from any obligation to the Company; and

(e)to treat the change of shareholding or control of the Company or execution or performance of this Agreement as amounting to a breach of his employment contract.

8.2Accrued and Potential Liabilities

8.2.1Save and except for the liabilities payable to the Outstanding Creditors, there are no amounts owing to any present or former directors or employees or worker of the Company other than remuneration accrued due or for the reimbursement of business expenses and no employees of the Company have given or been given notice terminating their contracts of employment.
8.2.2Save to the extent (if any) to which provision or allowance has been made in the Audited Accounts and Management Accounts and the liabilities payable to the Outstanding Creditors:

(a)the Company has not made and has not agreed to make any payment to or provided or agreed to provide any benefit for any present or former employee which is not allowable as a deduction for the purposes of Taxation.

(b)the Company does not have any outstanding liability to pay compensation for loss of office or employment or redundancy payment or for wrongful dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee as a result of dismissal or retrenchment; and

(c)no gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment or consultancy agreement of any present or former employee or consultant.

8.2.3There are no claims pending or threatened against the Company:

(a)    by an employee or worker or third party, in respect of an accident or injury which is not fully covered by insurance or for which provision has not been made in the Audited Accounts; or

(b)    by an employee or director in relation to his terms and conditions of employment or appointment, as the case may be.

8.2.4None of the employees, officers or directors is in breach of his contract of employment or any other obligation or duty he owes to the Company.

8.2.5No employee has any current disciplinary sanction in force against him or is the subject of any current disciplinary investigation or procedure (whether under the Company's disciplinary policy or otherwise), and no employee has brought a grievance or otherwise raised a complaint against the Company or any of its employees, officers or workers since its incorporation (whether under the Company’s grievance policy or otherwise).

8.2.6The Company is not or has not been engaged in any dispute, claim or legal proceedings whether arising under common law, contract, statute or otherwise in relation to any present or former employee, officer, director or worker and there is no fact or matter in existence which can reasonably be foreseen as likely to give rise to any such dispute, claim or legal proceedings.

8.3Compliance

8.3.1The Company has, in relation to each of its employees and workers (and so far as relevant to each of its former employees and workers):

(a)complied and continues to comply in all material respects including the accommodation standards for foreign workers with all obligations, awards, orders and recommendations imposed on it by all applicable statutes and regulations relevant to the relations between the Company and its employees, workers or any trade union, statutory instrument, common law, contract, any collective agreement, the terms and conditions of employment, staff handbook, company policy, any customs and practice and any codes of conduct and practice; and

(b)maintained and continues to maintain current, adequate and suitable records regarding the service of each of its employees.

8.3.2All employees have leave to enter and remain in the jurisdiction in which they are employed and are entitled under the laws of such jurisdiction to work therein.

8.4Trade Unions etc.

None of the employees of the Company is represented by any trade union or other similar organisation, and the Company is not a party to any collective agreement.

8.5Share Incentive, Bonus Schemes etc.

The Company has not, in existence or is proposing to introduce any share incentive scheme, share option scheme or profit-sharing scheme for all or any of its directors or employees.

8.6Pensions, Grants and Employment Schemes

8.6.1There are not in existence nor has any proposal been announced to establish any pension, lump sum, retirement, death, ill-health, accident or disability schemes for directors or employees nor are there any obligations (whether or not legally binding) to or in respect of present or former directors or employees with regard to pension, lump sum, retirement, death, ill-health, accident or disability pursuant to which the Company is or may become liable to make payments and no person or retirement or sickness gratuity is currently being paid or has been promised by the Company to or in respect of any former director or former employee.

8.6.2    No grants, subsidies and allowances have been applied for or received by the Company from any government body and there are no grounds upon which any such grant, subsidy or allowance or any part thereof could be liable to be repaid or recovered whether by reason of the Completion or otherwise.

8.7All Employees Provident Funds Contributions Made

All statutory deductions and payments required to be made by the Company in respect of, among others, the Employees Provident Fund contributions (including employer’s contributions) in relation to the remuneration of its employees to any relevant Governmental Authority have been so made and in order.

9.TAXATION MATTERS

9.1Returns, Information and Clearances

9.1.1All returns, computations, notices, accounts or other information which are or have been required to be made, given or submitted by the Company to any Tax Authorities for any Taxation purpose:

(a)have been made or given within the requisite periods or within permitted extensions of such periods and on a proper basis and are complete, up-to-date and correct; and

(b)none of them is, or are likely to be, the subject of any dispute with the relevant Tax Authorities.

9.1.2The Company has maintained and is in possession of all records required for Tax purposes and all such records remain true, complete and accurate. In particular, without limitation, the Company is in possession of sufficient information to enable it to compute its liability to Taxation insofar as it depends on any transaction occurring on or before the Completion or its entitlement to any deduction, relief or repayment of Tax and any claims and elections it has made relating to Tax.

9.1.3All claims, elections and disclaimers assumed for the purposes of the Audited Accounts and Management Accounts or the returns have within the relevant time limits been correctly made and submitted to the Tax Authority, and remain valid in all respects.

9.1.4No Transaction has been effected in respect of which any consent or clearance from the relevant Tax Authorities was required or was or could have been sought:

(a)without such consent or clearance having been validly obtained before the Transaction was effected;

(b)otherwise than in accordance with the terms of and so as to satisfy any conditions attached to such consent or clearance; and

(c)otherwise than at a time when and in circumstances in which such consent or clearance was valid and effective.

9.1.5All particulars furnished to the relevant Tax Authorities, in connection with the application for any consent or clearance by the Company fully and accurately disclosed all facts and circumstances material to the decision of the relevant Tax Authorities.

9.1.6There are no circumstances that have arisen since any application for any such consent or clearance was made which might reasonably be expected to cause such consent or clearance to be or become invalid or to be withdrawn by the relevant Tax Authorities.

9.1.7The Company does not have any agreement or arrangement with a Tax Authority whereby it is assessed to or accounts for Tax other than in accordance with the strict terms of relevant legislation or published practice of the relevant Tax Authority.

9.1.8The Company has been resident for tax purposes in Malaysia and nowhere else at all times since its incorporation and will be so resident at the Completion Date.

9.1.9The Company is not carrying on and has never carried on any trade or otherwise been liable to Tax other than in the jurisdiction of its incorporation, and is not acting and has never acted as the branch, agent, factor, or tax representative of any person resident outside the jurisdiction of its incorporation for Tax purposes and no such person carries on any trade or business through the Company.

9.1.10Without prejudice to any other provision of this Agreement, there is no liability to Taxation in respect of, as a result of or in consequence of any Claim for Taxation which has been made or may hereafter be made:

(a)in respect of or arising from any transaction effected or deemed to have been effected on or before the Completion; or

(b)by reference to any income, profits or gains earned, accrued or received on or before the Completion,

except:

(a)to the extent that provision or reserve specifically in respect thereof was made in the Audited Accounts, as the case may be;

(b)in respect of Taxation attributable to transactions arising out of the ordinary course of the normal trading of the Company since the Accounts Date, as the case may be; and

(c)to the extent that such Claim arises as a result only of any provision or reserve in respect thereof being insufficient by reason of any increase in rates of Taxation made after the date hereof with retrospective effect, and there are no circumstances likely to give rise to such a liability.

For the purposes of this Paragraph, “Claim” means any notice, demand, assessment, letter or other document issued or action taken by any Tax Authority or other statutory or Governmental Authority, body or official in countries where the business of the Company is conducted whereby the Company is or may be placed or sought to be under a liability to make a payment or deprived of any relief, allowance, credit or repayment otherwise available.

9.2Penalties and Interest

9.2.1The Company is not and has not within the last seven (7) years been, liable to pay any fine, interest, surcharge or penalty in relation to Tax, nor involved in any dispute with, or the subject of an enquiry or investigation by, a Tax Authority and there are no facts which are likely to cause it to become liable to pay any fine, interest, surcharge or penalty nor to give rise to any such dispute, enquiry or investigation.

9.2.2No enquiry which has been made into a Tax return of the Company remains outstanding.

9.2.3No Tax has been or may be assessed on or required to be paid by the Company where the amount in question is the primary liability of another person, and where such assessment or requirement arises or arose by reason of the failure by any other person to satisfy a Tax liability.

9.3Taxation Claims, Liabilities and Reliefs

9.3.1The Company is not and will not become, liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding thereto) in consequence of the failure by any other person to discharge that Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) prior to the Completion.

9.3.2No relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, repayment or allowance, or otherwise) from, against or in respect of any Taxation has been claimed and/or given to the Company which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring at or at any time after the Completion.

9.3.3The Company does not own and has not agreed to acquire, any asset, nor has received or agreed to receive any services or facilities (including, without limitation, the benefit of any licences or agreements), the consideration for the acquisition or provision of which was or will be in excess of its market value, or otherwise than on an arm’s length basis.

9.3.4The Company has not disposed and has not agreed to dispose of any assets, and has not provided and has not agreed to provide any services or facilities (including, without limitation, the benefit of any licences) which was or will be less than its market value, or otherwise than on an arm’s length basis.

9.4Payment of Taxes

9.4.1All taxes assessed or imposed by any government or governmental or statutory body which have been assessed upon the Company and which are due and payable on or before the Completion have been paid and were paid on or before the relevant due date for payment.

9.4.2There is no further liability or contingent liability for Taxation otherwise than as a result of trading activities in the ordinary course of its business since the Accounts Date and Management Accounts Date.

9.5Deductions from Payments

The Company has made all deductions and withholdings in respect or on account of Taxation which it is required or entitled by any relevant legislation to make from any payments made by it (including, but not limited to, interest, annuities or other annual payments, royalties, rents and remuneration payable to employees or sub-contractors or payments to non-residents) and the Company has accounted in full to the relevant fiscal authority for any Taxation so deducted or withheld. Proper records have been maintained in respect of all such deductions and withholdings and all regulations applicable thereto have been complied with.

9.6Anti-avoidance Provision

9.6.1The Company has not since its incorporation engaged in, or been a party to, any transaction or series of transactions or scheme or arrangement of which the main purpose, or one of the main purposes, was or could be said to be the avoidance of Taxation.

9.6.2The Company has not been the subject of an investigation by or involving any Tax Authority and there are no circumstances existing which make it likely that an investigation will be made. No audits, examinations, investigations, claims, requests for information, ruling requests, or other proceedings with respect to Taxes or returns of the Company are currently in process, or pending or threatened (either in writing or orally, formally or informally). No issue has been raised by any Tax Authority (either in writing or orally, formally or informally) with respect to Taxes of the Company in any prior proceeding which, by application of the same or similar principles, could reasonably be expected to result in the assertion of any claim for Taxes against the Company for any other taxable period.

9.6.3The Company has not been a party to any transaction in respect of which a different amount or value than the amount or value of the actual consideration given or received by the Company should or could be substituted for Tax purposes.

9.7Stamp Duty

9.7.1All documents to which the Company is a party or which form part of the Company’s title to any asset owned or possessed by it or which it may need to enforce or produce in evidence in the courts of the relevant jurisdictions have been duly stamped and (where appropriate) adjudicated and no document belonging to the Company now or at the Completion which is subject to stamp duty is or will be unstamped or insufficiently stamped.

9.7.2All stamp duty payable upon any transfer of shares in the Company before the Completion has been duly paid.

9.7.3The Company has not executed outside the jurisdiction of its incorporation any instrument relating to any property situated or to any matter or thing done, or to be done, in any part of the jurisdiction of its incorporation.

10.LAND AND ASSETS

10.1Title to the Land and Assets

10.1.1The Company is the legal owner of, beneficially entitled to, the whole of the proceeds of sale of, and has good and valid title to the Land and all of the assets which it purports to own as reflected in the Audited Accounts and Management Accounts.

10.1.2The Company is able to prove title to the Land and all the assets owned by it.

10.1.3There are no Security Interest (excepting only liens arising by operation of law in the normal course of trading) on, over or affecting the whole or any part of the Land, undertakings or assets of the Company and there are no agreements or commitments to give or create any Security Interest.

10.1.4The Company is entitled to take possession or exclusive control of the Land and the assets.

10.1.5To the extent applicable or relevant, the Land and all assets owned or used by the Company which are subject to a requirement of licensing or registration of ownership, possession or use are duly licensed or registered in the sole name of the Company and all registration documents relating thereto are in the possession of the Company.

10.1.6The Land and the assets registers of the Company comprise a complete and accurate record of all plant, machineries, equipment, vehicles and other assets owned by it and are capable of being reconciled in respect of each item with the book values of such assets in its accounting records.

10.1.7Neither the construction, positioning or use of the Land and the Company’s assets, nor the Land and the assets themselves, contravenes any relevant provision of any legislation, regulation or other requirement having the force of law.

10.2Leased Assets

The Company is not a party to or liable under a lease or hire, hire purchase, credit sale or conditional sale agreement.

10.3Retention of Title

The Company has not purchased any stock, goods or materials on terms that title in it does not pass until full payment is made or all indebtedness discharged or any other condition is met.

11.LAND AND PROPERTIES

11.1Title

11.1.1All the particulars of the Land and the properties are true, accurate and complete in all respects.
11.1.2The Company is the legal and beneficial owner of the Land and the properties free from all encumbrances, and the Company have good title to the Land and the properties.

11.2Rights, Conditions and Restrictions

11.2.1All rights, conditions and restrictions in respect of the use of the Land and the properties have been disclosed and furnished by the Vendor to the Purchaser.

11.2.2There are no covenants, restrictions, burdens, stipulations, conditions, terms or outgoings affecting the Land and the properties which are of an unusual or onerous nature or which affect the use or intended use of the Land and the properties.

11.3Disputes

11.3.1There are no pending or anticipated disputes concerning boundaries, easements, covenants or other matters relating to the Land and the properties or their use and occupation.

11.3.2There are no outstanding actions, disputes, claims or demands between the Company and any third party affecting the Land and the properties.

11.3.3The Land and the properties are not affected by any order or notice of or proceedings involving any governmental or local authority or other body or entity or any agreement with any of the same or by any notices served on the Company by such authority or body or entity.

11.4Performance

11.4.1The Company has duly performed and observed all covenants, restrictions, reservations, conditions, agreements, statutory requirements, by-laws, orders, building regulations and other stipulations and regulations affecting the Land and the properties and the use of the properties and no outstanding complaint alleging breach or non- observance has been received in respect of them.

11.4.2Without prejudice to the generality of Paragraph 11.2 above, the Company has duly performed and observed all covenants which the Land and the properties are held and all outgoings have been paid to date including but not limited to rent, service charge and insurance and no notice of any alleged breach has been served on the Company.

11.4.3There is no agreement to sell, assign, subdivide, lease, let, licence, charge, mortgage, partition, share, grant any easement, right of way or option over or otherwise dispose of any interest in or part with possession of or occupation of the Land and the properties or any part thereof or otherwise encumber the Land and the properties.

11.5Use and Planning

11.5.1The Land is vacant and there is no occupant within the Land (including proprietor, lessee, tenant, licensee, assignee, squatter or any other permitted occupier).

11.5.2The Company has not made, erected or constructed, and is aware of, any unauthorised or illegal structure or alteration in the Land and the properties or any part thereof.

11.5.3No claim or liability (contingent or otherwise) under the town and country planning legislation in respect of the Land and the properties, or any statutory agreement affecting the Land and the properties, are outstanding, nor are the Land and the properties the subject of a notice to treat or a notice of entry and the Vendor is not aware of any matter or circumstances which would lead to any such notice, order, resolution or proposal.

11.6Liabilities

Save and except for the liabilities payable to the Outstanding Creditors:

11.6.1the Company is not a tenant, licensee, assignee or guarantor of any lease, licence or tenancy agreement other than in relation to the Land and the properties;

11.6.2the Company has never acquired, assigned or otherwise disposed of any freehold or leasehold property in such a way that it retains any residual liability in respect of it;

11.6.3since the Audited Accounts Date, the Company has not acquired or disposed of, or agreed to acquire or dispose of, or granted any option in respect of, any interest in any land or premises nor will it do so before Completion without the prior written consent of the Purchaser; and

11.6.4there is no outstanding of any monetary claim or liability (contingent or otherwise) affecting the properties nor is there any material expense likely in respect of the repair of the Land and the properties in the next one (1) year.

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Schedule 5

Audited Accounts

[Audited Accounts]

Schedule 6

Management Accounts

[Management Accounts]

Schedule 7

Issue Document of Title for the Land

[Issue Document of Title for the Land]

Schedule 8A

Funds Flow

[Funds Flow]

Schedule 8B

Commitments

[Commitments]